Exhibit 99.1

Southern First Reports Results for Second Quarter 2023

Greenville, South Carolina, July 25, 2023 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended June 30, 2023.

“I am proud of our team’s performance during a volatile quarter for the banking industry,” stated Art Seaver, the Company’s Chief Executive Officer. “It was a strong quarter in terms of new deposit accounts, loan growth, mortgage production, and credit quality. We witnessed margin stabilization in the latter half of the quarter and expect continued momentum in the second half of the year.”

2023 Second Quarter Highlights

●	Net income was $2.5 million and diluted earnings per common share were $0.31 for Q2 2023
●	Total deposits increased 20% to $3.4 billion at Q2 2023, compared to $2.9 billion at Q2 2022
●	Total loans increased 24% to $3.5 billion at Q2 2023, compared to $2.8 billion at Q2 2022
●	Book value per common share increased to $37.42 at Q2 2023, or 6%, over Q2 2022
●	Credit quality remains strong with nonperforming assets to total assets of 0.08% and past due loans to total loans of 0.07% at Q2 2023
●	Core deposits decreased 2% to $2.9 billion at Q2 2023, compared to Q1 2023 and increased 11% from Q2 2022
	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2023	2023	2022	2022	2022
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$2,458	2,703	5,492	8,413	7,240
Earnings per common share, diluted	0.31	0.33	0.68	1.05	0.90
Total revenue(1)	21,561	22,468	25,826	28,134	27,149
Net interest margin (tax-equivalent)(2)	2.05%	2.36%	2.88%	3.19%	3.35%
Return on average assets(3)	0.26%	0.30%	0.63%	1.00%	0.92%
Return on average equity(3)	3.27%	3.67%	7.44%	11.57%	10.31%
Efficiency ratio(4)	80.67%	76.12%	63.55%	57.03%	58.16%
Noninterest expense to average assets (3)	1.82%	1.89%	1.87%	1.92%	2.02%
Balance Sheet ($ in thousands):
Total loans(5)	$3,537,616	3,417,945	3,273,363	3,030,027	2,845,205
Total deposits	3,433,018	3,426,774	3,133,864	3,001,452	2,870,158
Core deposits(6)	2,880,507	2,946,567	2,759,112	2,723,592	2,588,283
Total assets	4,002,107	3,938,140	3,691,981	3,439,669	3,287,663
Book value per common share	37.42	37.16	36.76	35.99	35.39
Loans to deposits	103.05%	99.74%	104.45%	100.95%	99.13%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.38%	12.67%	12.91%	13.58%	13.97%
Tier 1 risk-based capital ratio	10.40%	10.66%	10.88%	11.49%	11.83%
Leverage ratio	8.48%	8.80%	9.17%	9.44%	9.71%
Common equity tier 1 ratio(8)	9.99%	10.23%	10.44%	11.02%	11.33%
Tangible common equity(9)	7.53%	7.60%	7.98%	8.37%	8.60%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.08%	0.12%	0.07%	0.08%	0.09%
Classified assets/tier one capital plus allowance for credit losses	4.68%	5.10%	4.71%	5.24%	7.29%
Loans 30 days or more past due/ loans(5)	0.07%	0.11%	0.11%	0.07%	0.10%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.03%	0.01%	(0.05%)	(0.06%)	0.02%
Allowance for credit losses/loans(5)	1.16%	1.18%	1.18%	1.20%	1.20%
Allowance for credit losses/nonaccrual loans	1,363.11%	854.33%	1,470.74%	1,388.87%	1,166.70%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2023	2023	2022	2022	2022
Interest income
Loans	$41,089	36,748	33,939	29,752	26,610
Investment securities	706	613	562	506	448
Federal funds sold	891	969	525	676	180
Total interest income	42,686	38,330	35,026	30,934	27,238
Interest expense
Deposits	21,937	17,179	10,329	5,021	1,844
Borrowings	1,924	727	578	459	510
Total interest expense	23,861	17,906	10,907	5,480	2,354
Net interest income	18,825	20,424	24,119	25,454	24,884
Provision for credit losses	910	1,825	2,325	950	1,775
Net interest income after provision for credit losses	17,915	18,599	21,794	24,504	23,109
Noninterest income
Mortgage banking income	1,337	622	291	1,230	1,184
Service fees on deposit accounts	331	325	316	318	327
ATM and debit card income	536	555	558	542	548
Income from bank owned life insurance	338	332	344	315	315
Loss on disposal of fixed assets	-	-	-	-	(394)
Other income	194	210	198	275	285
Total noninterest income	2,736	2,044	1,707	2,680	2,265
Noninterest expense
Compensation and benefits	10,287	10,356	9,576	9,843	9,915
Occupancy	2,518	2,457	2,666	2,442	2,219
Outside service and data processing costs	1,705	1,629	1,521	1,529	1,528
Insurance	897	689	551	507	367
Professional fees	751	660	788	555	693
Marketing	335	366	282	338	329
Other	900	947	1,029	832	737
Total noninterest expenses	17,393	17,104	16,413	16,046	15,788
Income before provision for income taxes	3,258	3,539	7,088	11,138	9,586
Income tax expense	800	836	1,596	2,725	2,346
Net income available to common shareholders	$2,458	2,703	5,492	8,413	7,240

Earnings per common share – Basic	$0.31	0.34	0.69	1.06	0.91
Earnings per common share – Diluted	0.31	0.33	0.68	1.04	0.90
Basic weighted average common shares	8,051	8,026	7,971	7,972	7,945
Diluted weighted average common shares	8,069	8,092	8,071	8,065	8,075

[Footnotes to table located on page 6]

Net income for the second quarter of 2023 was $2.5 million, or $0.31 per diluted share, a $244 thousand decrease from the first quarter of 2023 and a $4.8 million decrease from the second quarter of 2022. Net interest income decreased $1.6 million for the second quarter of 2023, compared to the first quarter of 2023, and decreased $6.1 million, compared to the second quarter of 2022. The decrease in net interest income from the prior quarter and prior year was driven primarily by an increase in interest expense on our deposit accounts related to the Federal Reserve’s 500-basis point interest rate hikes during the past 16 months.

The provision for credit losses was $910 thousand for the second quarter of 2023, compared to $1.8 million for the first quarter of 2023 and for the second quarter of 2022. The provision expense during the second quarter of 2023 includes a $1.1 million provision for loan losses and a $185 thousand reversal of the reserve for unfunded commitments.

Noninterest income totaled $2.7 million for the second quarter of 2023, a $692 thousand increase from the first quarter of 2023 and an $471 thousand increase from the second quarter of 2022. Mortgage banking income is the largest component of our noninterest income. For the second quarter of 2023, mortgage banking income was $1.3 million, an increase of $715 thousand from the prior quarter income and an $153 thousand increase from the second quarter of 2022.

Noninterest expense for the second quarter of 2023 was $17.4 million, a $288 thousand increase from the first quarter of 2023, and a $1.6 million increase from the second quarter of 2022. The increase in noninterest expense from the previous quarter was driven by increases in insurance expense and professional fees, while the increase from the prior year related to increases in compensation and benefits, occupancy, and insurance expenses. Compensation and benefits expense increased from the previous year, driven by annual salary increases and the hiring of new team members. Occupancy expense increased from the prior year due primarily to increased depreciation and maintenance expense on our new headquarters building, while insurance costs increased from the prior quarter and year due to higher FDIC insurance premiums.

Our effective tax rate was 24.5% for the second quarter of 2023, 23.6% for the first quarter of 2023, and 24.5% for the second quarter of 2022. The higher tax rate in the second quarter of 2023 as compared to the first quarter of 2023 relates primarily to the effect of equity compensation transactions on our tax rate during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	June 30, 2023			March 31, 2023			June 30,2022
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$ 71,004	$ 891	5.03%	$ 85,966	$ 969	4.57%	$ 80,909	$ 180	0.89%
Investment securities, taxable	93,922	623	2.66%	87,521	530	2.46%	98,527	404	1.64%
Investment securities, nontaxable(2)	10,200	108	4.24%	10,266	106	4.21%	10,382	56	2.16%
Loans(10)	3,511,225	41,089	4.69%	3,334,530	36,748	4.47%	2,795,274	26,610	3.82%
Total interest-earning assets	3,686,351	42,711	4.65%	3,518,283	38,353	4.42%	2,985,092	27,250	3.66%
Noninterest-earning assets	155,847			161,310			154,659
Total assets	$3,842,198			$3,679,593			$3,139,751
Interest-bearing liabilities
NOW accounts	$ 297,234	537	0.72%	$ 303,176	440	0.59%	$ 389,563	144	0.15%
Savings & money market	1,727,009	15,298	3.55%	1,661,878	11,992	2.93%	1,267,174	1,200	0.38%
Time deposits	573,095	6,102	4.27%	543,425	4,747	3.54%	278,101	500	0.72%
Total interest-bearing deposits	2,597,338	21,937	3.39%	2,508,479	17,179	2.78%	1,934,838	1,844	0.38%
FHLB advances and other borrowings	135,922	1,382	4.08%	18,243	200	4.45%	53,179	105	0.79%
Subordinated debentures	36,251	542	6.00%	36,224	527	5.90%	36,143	405	4.49%
Total interest-bearing liabilities	2,769,511	23,861	3.46%	2,562,946	17,906	2.83%	2,024,160	2,354	0.47%
Noninterest-bearing liabilities	771,388			818,123			833,943
Shareholders’ equity	301,299			298,524			281,648
Total liabilities and shareholders’ equity	$3,842,198			$3,679,593			$3,139,751
Net interest spread			1.19%			1.59%			3.19%
Net interest income (tax equivalent) / margin		$18,850	2.05%		$20,447	2.36%		$24,896	3.35%
Less:tax-equivalent adjustment(2)		25			23			12
Net interest income		$18,825			$20,424			$24,884

[Footnotes to table located on page 6]

Net interest income was $18.8 million for the second quarter of 2023, a $1.6 million decrease from the first quarter of 2023, driven by a $6.0 million increase in interest expense, partially offset by a $4.4 million increase in interest income, on a taxable basis. The increase in interest expense was driven by $88.9 million growth in average interest-bearing deposit balances at an average rate of 3.39%, a 61-basis points increase over the previous quarter, partially offset by $176.7 million growth in average loan balances at an average yield of 4.69%, an increase of 22-basis points from the first quarter of 2023. In comparison to the second quarter of 2022, net interest income decreased $6.1 million, resulting primarily from $662.5 million growth in average interest-bearing deposit balances during the 12 months ended June 30, 2023, combined with a 301-basis point increase in deposit rates. Our net interest margin, on a tax-equivalent basis, was 2.05% for the second quarter of 2023, a 31-basis point decrease from 2.36% for the first quarter of 2023 and a 130-basis point decrease from 3.35% for the second quarter of 2022. As a result of the Federal Reserve’s 500-basis point interest rate hikes during the past 12 months, the rate on our interest-bearing liabilities has increased by 299-basis points during the second quarter of 2023 in comparison to the second quarter of 2022. However, the yield on our interest-earning assets, driven by our loan portfolio, has increased by only 99-basis points during the same time period, resulting in the lower net interest margin during the second quarter of 2023.

Balance sheets - Unaudited

	Ending Balance
	June 30	March 31	December 31	September 30	June 30
(in thousands, except per share data)	2023	2023	2022	2022	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$24,742	22,213	18,788	16,530	21,090
Federal funds sold	170,145	242,642	101,277	139,544	124,462
Interest-bearing deposits with banks	10,183	7,350	50,809	4,532	36,538
Total cash and cash equivalents	205,070	272,205	170,874	160,606	182,090
Investment securities:
Investment securities available for sale	91,548	94,036	93,347	91,521	98,991
Other investments	12,550	10,097	10,833	5,449	5,065
Total investment securities	104,098	104,133	104,180	96,970	104,056
Mortgage loans held for sale	15,781	6,979	3,917	9,243	18,329
Loans (5)	3,537,616	3,417,945	3,273,363	3,030,027	2,845,205
Less allowance for credit losses	(41,105)	(40,435)	(38,639)	(36,317)	(34,192)
Loans, net	3,496,511	3,377,510	3,234,724	2,993,710	2,811,013
Bank owned life insurance	51,791	51,453	51,122	50,778	50,463
Property and equipment, net	96,964	97,806	99,183	99,530	96,674
Deferred income taxes	12,356	12,087	12,522	18,425	15,078
Other assets	19,536	15,967	15,459	10,407	9,960
Total assets	$4,002,107	3,938,140	3,691,981	3,439,669	3,287,663
Liabilities
Deposits	$3,433,018	3,426,774	3,133,864	3,001,452	2,870,158
FHLB Advances	180,000	125,000	175,000	60,000	50,000
Subordinated debentures	36,268	36,241	36,214	36,187	36,160
Other liabilities	51,307	50,775	52,391	54,245	48,708
Total liabilities	3,700,593	3,638,790	3,397,469	3,151,884	3,005,026
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	81	80	80	80	80
Nonvested restricted stock	(4,051)	(4,462)	(3,306)	(3,348)	(3,230)
Additional paid-in capital	120,912	120,683	119,027	118,433	117,714
Accumulated other comprehensive loss	(12,710)	(11,775)	(13,410)	(14,009)	(10,143)
Retained earnings	197,282	194,824	192,121	186,629	178,216
Total shareholders’ equity	301,514	299,350	294,512	287,785	282,637
Total liabilities and shareholders’ equity	$4,002,107	3,938,140	3,691,981	3,439,669	3,287,663
Common Stock
Book value per common share	$37.42	37.16	36.76	35.99	35.39
Stock price:
High	31.34	45.05	49.50	47.16	50.09
Low	21.33	30.70	41.46	41.66	42.25
Period end	24.75	30.70	45.75	41.66	43.59
Common shares outstanding	8,058	8,048	8,011	7,997	7,986

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2023	2023	2022	2022	2022
Nonperforming Assets
Commercial
Non-owner occupied RE	$754	1,384	247	253	981
Commercial business	137	1,196	182	79	-
Consumer
Real estate	1,053	1,075	1,099	904	552
Home equity	1,072	1,078	1,099	1,379	1,398
Total nonaccrual loans	3,016	4,733	2,627	2,615	2,931
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$3,016	4,733	2,627	2,615	2,931
Nonperforming assets as a percentage of:
Total assets	0.08%	0.12%	0.07%	0.08%	0.09%
Total loans	0.09%	0.14%	0.08%	0.09%	0.10%
Classified assets/tier 1 capital plus allowance for credit losses	4.68%	5.10%	4.71%	5.24%	7.29%

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2023	2023	2022	2022	2022
Allowance for Credit Losses
Balance, beginning of period	$40,435	38,639	36,317	34,192	32,944
Loans charged-off	(440)	(161)	-	-	(316)
Recoveries of loans previously charged-off	15	102	22	1,600	39
Net loans (charged-off) recovered	(425)	(59)	22	1,600	(277)
Provision for credit losses	1,095	1,855	2,300	525	1,525
Balance, end of period	$41,105	40,435	38,639	36,317	34,192
Allowance for credit losses to gross loans	1.16%	1.18%	1.18%	1.20%	1.20%
Allowance for credit losses to nonaccrual loans	1,363.11%	854.33%	1,470.74%	1,388.87%	1,166.70%
Net charge-offs to average loans QTD (annualized)	0.03%	0.01%	0.00%	(0.22%)	0.04%

Total nonperforming assets decreased by $1.7 million during the second quarter of 2023, representing 0.08% of total assets, compared to 0.12% in the first quarter of 2023. The decrease in nonperforming assets during the second quarter of 2023 results primarily from two commercial loans that were sold and one commercial loan returning to accrual status. In addition, our classified asset ratio decreased to 4.68% for the second quarter of 2023 from 5.10% in the first quarter of 2023 and from 7.29% in the second quarter of 2022.

On June 30, 2023, the allowance for credit losses was $41.1 million, or 1.16% of total loans, compared to $40.4 million, or 1.18% of total loans, at March 31, 2023, and $34.2 million, or 1.20% of total loans, at June 30, 2022. We had net charge-offs of $425 thousand, or 0.03% annualized, for the second quarter of 2023, compared to net charge-offs of $59 thousand for the first quarter of 2023 and net charge-offs of $277 thousand for the second quarter of 2022. There was a provision for credit losses of $1.1 million for the second quarter of 2023, compared to a provision of $1.9 million for the first quarter of 2023 and a provision of $1.5 million for the second quarter of 2022.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2023	2023	2022	2022	2022
Commercial
Owner occupied RE	$613,874	615,094	612,901	572,972	551,544
Non-owner occupied RE	951,536	928,059	862,579	799,569	741,263
Construction	115,798	94,641	109,726	85,850	84,612
Business	511,719	495,161	468,112	419,312	389,790
Total commercial loans	2,192,927	2,132,955	2,053,318	1,877,703	1,767,209
Consumer
Real estate	1,047,904	993,258	931,278	873,471	812,130
Home equity	185,584	180,974	179,300	171,904	161,512
Construction	61,044	71,137	80,415	77,798	76,878
Other	50,157	39,621	29,052	29,151	27,476
Total consumer loans	1,344,689	1,284,990	1,220,045	1,152,324	1,077,996
Total gross loans, net of deferred fees	3,537,616	3,417,945	3,273,363	3,030,027	2,845,205
Less—allowance for credit losses	(41,105)	(40,435)	(38,639)	(36,317)	(34,192)
Total loans, net	$3,496,511	3,377,510	3,234,724	2,993,710	2,811,013

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
(dollars in thousands)	2023	2023	2022	2022	2022
Non-interest bearing	$698,084	740,534	804,115	791,050	799,169
Interest bearing:
NOW accounts	308,762	303,743	318,030	357,862	364,189
Money market accounts	1,692,900	1,748,562	1,506,418	1,452,958	1,320,329
Savings	36,243	39,706	40,673	42,335	41,944
Time, less than $250,000	114,691	106,679	89,877	79,387	62,340
Time and out-of-market deposits, $250,000 and over	582,338	487,550	374,751	277,860	282,187
Total deposits	$3,433,018	3,426,774	3,133,864	3,001,452	2,870,158
Footnotes to tables:
(1) Total revenue is the sum of net interest income and noninterest income.
(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3) Annualized for the respective three-month period.
(4) Noninterest expense divided by the sum of net interest income and noninterest income.
(5) Excludes mortgage loans held for sale.
(6) Excludes out of market deposits and time deposits greater than $250,000.
(7) June 30, 2023 ratios are preliminary.
(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.0 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-

looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL & MEDIA CONTACT:

ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com